                                 EXHIBIT 11.01


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                   PER SHARE

                                                                   Exhibit 11.01


                   COMPUTATION OF FULLY DILUTED EARNINGS/LOSS
                                 PER SHARE (1)
                     (In Thousands, Except Per Share Data)


                                                                             Three months ended
                                                                                   March 31,
                                                                            ---------------------
                                                                              1993          1994
                                                                            -------        ------
Net income (loss) as reported                                                (1,793)          352

Preferred stock dividend requirements                                           397         1,378

Fully diluted net loss                                                      $(2,190)       (1,026)
                                                                            =======        ======

Average number of common shares as
         reported (primary)                                                   8,260        25,690

Additional shares assumed issued:
         Junior Preferred Stock                                               5,893
                                                                            -------        ------

Average number of common shares-
         fully diluted                                                       14,153        25,690
                                                                            =======        ======

Fully diluted earnings net loss per common
         and common equivalent share                                        $  (.15)         (.04)
                                                                            =======        ======


(1) This computation is submitted in accordance with Regulation S-K, item 601(b)(11) although it is contrary to paragraph 10 of APB Opinion No. 15 because it produces an anti-dilutive result.